NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

February 26, 2014

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to the International Equity Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. regarding the investment advisory fee for the International Equity Portfolio (“Portfolio”). Effective as of March 1, 2014, and ending on April 30, 2015 (unless renewed or superseded by the parties hereto), MSA agrees to waive its investment advisory fee for the Portfolio such that the investment advisory fee is as follows:

Assets	Fee
Up to $50 million	0.80%
$50 million - $1 billion	0.60%
$1 billion - $1.5 billion	0.58%
$1.5 billion - $2.0 billion	0.51%
Excess over $2.0 billion	0.45%

This letter supersedes all prior agreements between the parties relating to the same matters.

Very truly yours,
NORTHWESTERN MUTUAL SERIES FUND, INC.
By:	/s/ Kate M. Fleming
Kate M. Fleming, President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ Ronald P. Joelson
Ronald P. Joelson, President

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